Exhibit 10.1

February 14, 2007

Mr. Jeff Biegert

c/o Biegert Feeds

115 S. 14th Street

Geneva, NE 68361

Dear Jeff:

This is to confirm the substance of our discussions to date with respect to the acquisition by The Biegert Family Irrevocable Trust, Dated June 11, 1998 (“Biegert”) of certain Assets (as defined below) of eMerge Interactive, Inc. (“eMerge”) and certain related transactions described below.

We have advised you that we may file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The transactions contemplated by this Letter of Intent shall be conditioned upon, inter alia, the commencement of such bankruptcy (the “Bankruptcy Case”) and approval by the bankruptcy court presiding over the Bankruptcy Case (the “Bankruptcy Court”). The acquisition of the Assets by Biegert from eMerge shall hereafter be known as the “Transaction” and the date on which the Transaction closes shall be the “Closing,” which shall be held no later than three (3) business days following the Sale Hearing Date (as defined below) provided that the Bankruptcy Court enters an order modifying the ten-day stay contained in Bankruptcy Rule 6004(g), failing which such date shall be on the first business day after the stay expires (the date of such Closing, the “Closing Date”). The Assets would be transferred to Biegert at the Closing with the approval of the United States Bankruptcy Court, pursuant to a sale hearing conducted under § 363 of the Bankruptcy Code on March 27, 2007, or the soonest date thereafter made available by the Bankruptcy Court (the “Sale Hearing Date”), free and clear of all liens, charges, claims and encumbrances. By executing this Letter of Intent, the signatories are expressing their intent to work towards the preparation, authorization, execution and delivery of the Definitive Purchase Agreement and to consummate the Transaction subject to, among others, the terms and conditions hereof.

1. Effect of the Letter of Intent. Except as set forth in this Section 1, this Letter of Intent is not intended to be, and shall not constitute, a binding or enforceable agreement between the signatories. Nothing herein shall be deemed to constitute a binding offer or a commitment to make such an offer. Instead, this Letter of Intent merely sets forth the signatories’ present intentions with respect to the terms proposed, which terms may or may not become part of a definitive agreement, as a basis for future negotiations, and remain subject to contract. This Letter of Intent, except as provided in this Section 1, is not binding on the parties hereto and is not intended to create rights in favor of the parties with respect to the Transaction. Except for the provisions of this Section 1 and Sections 5, 6 and 11 through 15, which are intended to be binding agreements of eMerge and Biegert, no legal or equitable rights, responsibilities or duties are created hereby. This Section 1 supersedes all other conflicting or ambiguous language in this Letter of Intent or any other instrument or any understanding pursuant to any oral communication that may precede this Letter of Intent.

2. Buyer and Seller. In the proposed transaction, Biegert will be the buyer (“Buyer”), and eMerge will be the seller (“Seller”).

3. Purchase Price; Purchased Assets.

(a)	Purchase Price. Subject to terms consistent with this Letter of Intent to be agreed upon in the Definitive Purchase Agreement, Biegert shall purchase the Assets for a sum necessary to satisfy in full, as of the Closing Date, any and all amounts (including principal, accrued interest and fees, if any) outstanding under that certain Revolving Loan Agreement, Promissory Note and Security Agreement, dated October 16, 2006, by and between Seller and Biegert.

(b)	Purchased Assets. For purposes of this Term Sheet, “Assets” shall mean (i) all of eMerge’s right, title and interest in, to and under the following property relating primarily to eMerge’s “Animal Information Solutions” or “CattleLog” businesses as of the Closing Date (each of the following capitalized terms in this Section 3(b) shall have the meanings ascribed to such terms in Article 9 of the Uniform Commercial Code): Accounts and General Intangibles; Documents; Equipment; Goods; Inventory; and trademarks, copyrights and/or patents, (ii) those leases and contracts listed on Schedule B hereto and (iii) those certain accounts receivable (that are not related to eMerge’s “Animal Information Solutions” or “CattleLog” businesses) listed on Schedule A hereto; provided, however, that the Assets shall not, in any event, include the Excluded Assets. For purposes of this Term Sheet, “Excluded Assets” means (i) those assets relating primarily to eMerge’s Food Safety Technologies business, including those listed on Schedule C hereto and (ii) any and all cash and cash equivalents of eMerge as of the Closing Date; provided, however, that the Excluded Assets shall not include the agreements listed on Schedule B hereto. The Definitive Purchase Agreement will address the treatment of any assets that are shared by the “Animal Information Solutions” business and the “Food Safety Technologies” business. The Assets will include all of the assets and contract rights necessary as of the Closing Date for the operation of the Assets in the ordinary course in accordance with eMerge’s past practice (excluding the Excluded Assets). The Assets will be transferred to Biegert free and clear of any liens, claims, encumbrances or interests pursuant to Section 363(f) of the Bankruptcy Code.

(c)

Contracts. Subject to the results of its due diligence review, Biegert agrees to assume all rights and obligations of eMerge under those agreements listed on Schedule B hereto, which such agreements relate to eMerge’s “Animal Information Solutions” and “CattleLog” businesses. Biegert will not be liable for any cure cost in respect of the assumption and assignment of any contract comprising the Assets. eMerge hereby represents and warrants that it is not in material default under any contract comprising the Assets and that there do not exist any defaults by eMerge, material or otherwise, under any contract comprising the Assets, which such defaults would prevent any such contract from being assumed by, and assigned to, Buyer. The Definitive Purchase Agreement shall contain a similar representation and warranty as of the Closing Date.

4. Liabilities. The parties agree that Buyer will not assume any liabilities of eMerge as part of this transaction (including, without limitation, any long-term debt, tax liabilities or other known or unknown fixed or contingent liabilities), except the Liabilities (as hereinafter defined). The parties agree that the “Liabilities” will be limited to (a) current liabilities associated with the operation of the Assets as of the Closing Date (e.g., accounts payable and accrued expenses, but excluding accrued transaction expenses), as incurred in bona fide transactions in the ordinary course of business and outstanding as of such date; provided, however, that, in no event, shall the Liabilities to be assumed by Buyer under this Section 4(a) be in excess of the Accounts (only taking into account those Accounts for which payments are received within 60 days of the Closing Date) comprising the Assets pursuant to Section 3(b) hereof and (b) liabilities relating to periods from and after Closing Date under those leases and contracts included in the Assets.

5. Review Process. During the period from execution hereof and until the earlier of the termination of this Letter of Intent or the Due Diligence Deadline (hereinafter defined), Biegert shall be entitled to pursue its due diligence with respect to the Assets. In this regard, eMerge agrees to fully cooperate in the conduct of such due diligence, to provide Biegert, its accountants, attorneys and other representatives reasonable access to eMerge’s books, records and properties and to make its management team available to discuss eMerge’s businesses, property and affairs with Biegert and its designated advisors.

6. Conduct of the Business. During the period from the date of this Letter of Intent to the Closing pursuant to the Definitive Purchase Agreement or the earlier termination of this Letter of Intent, eMerge agrees that it will conduct the businesses supported by the Assets in the same manner as would a reasonable person in similar circumstances, subject to applicable bankruptcy and creditor protection provisions, which such conduct shall take into account eMerge’s current business and financial situation but, to the fullest extent possible, shall be in accordance with past custom and practice.

7. Negotiation of Definitive Purchase Agreement. Following completion of the due diligence to the complete satisfaction of Biegert as it shall determine in its sole discretion, the signatories intend to negotiate definitive and binding Transaction agreements and related documents (the “Definitive Purchase Agreement”) to be executed as soon as practicable after the completion of Biegert’s due diligence, and in no event later than the deadline set forth below for execution of the Definitive Purchase Agreement. The Definitive Purchase Agreement shall contain terms consistent with the terms of this Letter of Intent, subject to the findings of the due diligence, and shall contain other customary covenants, representations, warranties and closing conditions, and the Reimbursement Payment provisions as provided below and such other terms and conditions as the parties shall agree (but shall have no financing contingency and no due diligence contingency).

8. Satisfaction or Waiver of Conditions Precedent. In order to move toward the Sale Hearing Date, the parties agree that they will meet the conditions precedent set forth in this letter, as follows:

(a)	eMerge and Buyer anticipate that as soon as practicable after eMerge executes this Letter of Intent, eMerge will commence the Bankruptcy Case. Promptly thereafter, eMerge shall file one or more motions with the Bankruptcy Court seeking entry of an order (the “Sale Process Order”) that: (i) establishes a Sale Hearing Date on March 27, 2007 (or the soonest date thereafter made available by the Bankruptcy Court); (ii) establishes deadlines and procedures (collectively, the “Bid Process”) for eMerge, Buyer, and other interested parties to follow in completing due diligence, negotiating the Definitive Purchase Agreement, and submitting competing bids for the Assets, all of which must be acceptable to Buyer; (iii) establishes minimum bidding increments of $10,000 at the Sale Hearing and (iv) approves a break-up fee (the “Break-Up Fee”) of $30,000 payable to Buyer upon the closing of a sale of the Assets to another buyer if Buyer executes a Definitive Purchase Agreement but is not the winning bidder at the Sale Hearing. The Sale Process Order will establish bid procedures in form and substance reasonably acceptable to Buyer and will request that any competing bidders be required to submit to eMerge no later than 7 business days prior to the Sale Hearing Date, both (i) a purchase agreement similar to the Definitive Purchase Agreement (with a markup showing the differences between that purchase agreement and the Definitive Purchase Agreement) with a purchase price at least $10,000 higher than the Purchase Price and (ii) a Deposit (as defined below).

(b)	Buyer shall complete its due diligence review of eMerge by no later than March 5, 2007, subject to extension to March 15, 2007 with the mutual consent of Buyer and eMerge (the “Due Diligence Deadline”), and shall indicate in writing at that time whether it waives the due diligence contingency.

(c)	eMerge and Buyer will have until the date that is the later of March 12, 2007 or 5 days after the Due Diligence Deadline to negotiate and execute the Definitive Purchase Agreement for the proposed Transaction. The Definitive Purchase Agreement shall have no financing contingency and no due diligence contingency.

(d)	Pursuant to the procedures identified herein, competing bidders shall be required to pay into escrow a deposit in the amount of $100,000 or a letter of credit of equivalent value (the “Deposit”). The Sale Order shall grant Buyer relief from the automatic stay to exercise its rights under the Definitive Purchase Agreement.

9. Conditions to Closing. Closing of the Transaction contemplated by this Letter of Intent is conditional upon satisfaction, or waiver, of the following conditions:

(a)	to the extent that any conditions set forth above were not satisfied by such dates as specified, and Biegert and eMerge agreed to extend the date for such requirement, such conditions shall have been satisfied prior to Closing;

(b)	the signatories obtaining prior to Closing all necessary third-party, court and governmental consents and approvals necessary or reasonably desirable for the transactions contemplated by this Letter of Intent;

(c)	the entry of a Bankruptcy Court Order in form and substance satisfactory to Biegert approving the sale of the Assets pursuant to the terms of the Definitive Purchase Agreement, which shall have become final and non-appealable;

(d)	all representations and warranties set forth in the Definitive Purchase Agreement shall be true and correct, in all material respects, as of Closing and eMerge shall have performed all covenants and obligations to be performed prior to Closing; and

(e)	such other conditions as are agreed in the Definitive Purchase Agreement.

10. Cash Collateral. Subject to an approved budget and terms of a cash collateral order that are reasonably satisfactory to Biegert, Biegert agrees to allow eMerge to use eMerge’s cash collateral until the shorter period of 1) 45 days from the date of this Letter of Intent or 2) the Sale Hearing Date.

11. Disclosure. Buyer and Seller hereby confirm that, except as required by law or governmental regulation, they, and their respective agents, will keep the existence and contents of this Letter of Intent strictly confidential in the event that Buyer decides not to execute a copy of this Letter of Intent.

12. Fees and Expenses. Except as otherwise set forth in this Letter of Intent, each of the parties hereto shall be responsible for its own fees, costs and expenses incurred in connection with the drafting, negotiation and execution of the Definitive Purchase Agreement and the related transactions contemplated therein and discussed herein.

13. Entire Agreement. This Letter of Intent embodies the entire understanding and agreement between eMerge and Biegert with respect to the subject matter hereof.

14. Governing Law. This Letter of Intent is governed by and shall be interpreted under the laws of the State of Florida.

15. Counterparts. This Letter of Intent may be signed in several counterparts, any one of which need not contain the signature of more that one signatory, but all such counterparts taken together will constitute one and the same document.

If Biegert accepts this Letter of Intent as an accurate reflection of our current mutual understanding of the proposed transaction and of our good faith intent to move forward to negotiate the Definitive Purchase Agreement covering the proposed transaction discussed herein, please indicate Biegert’s concurrence by signing the enclosed copy of this Letter of Intent and return a fully-executed copy to us as soon as possible.

Very truly yours,

eMERGE INTERACTIVE, INC.

By:	/s/ DAVID C. WARREN
Name:	David C. Warren
Title:	President & CEO

ACCEPTED AND AGREED:

THE BIEGERT FAMILY IRREVOCABLE TRUST, DATED JUNE 11, 1998

By:	/s/ JUDITH ACKLAND
Name:	Judith Ackland
Title:	Trustee

DATE: FEBRUARY 14, 2007